Exhibit 99.1

GWTI Elects New Member to the Board Of Directors, Acting President of GWTI Resigns

ARLINGTON, Texas, July 23, 2024

Greenway Technologies, Inc. (OTC: GWTI), (“Greenway”), an advanced gas-to-liquids (“GTL”) and gas-to-hydrogen (“GTH”) technology development company, announces that it elected Robert Kevin Jones to the Board of Directors and Kent Harer resigned as Acting President of the Company.

Mr. Jones is one of the largest shareholders and the largest single creditor of Greenway. He previously served on the Board of Directors and brings to the Company his skills and personal connections, which the Board of Directors believes will serve the company well.

Mr. Harer has served in the position of Acting President for many years and brought to Greenway a wealth of experience that has proven very valuable to the Company.

Based in Arlington, Texas, the Company, through its wholly-owned subsidiary, Greenway Innovative Energy, Inc., is engaged in the research and development of proprietary GTL and GTH syngas conversion systems that can be scaled to meet oil and gas field production requirements or the requirements of various processes where natural gas is available. The Company’s patented technology has been integrated into its recently completed first-generation commercial G-Reformer® unit, a unique component used to convert natural gas into synthesis gas. In the case of hydrogen creation, synthesis gas is created and separated into hydrogen gas and CO2 with no additional processing steps required. When combined with an FT reactor and catalyst, G-Reformer® units can be deployed to process a variety of natural gas streams, including pipeline gas, associated gas, flared gas, vented gas, coal-bed methane, and biomass to produce fuels including gasoline, diesel, jet fuel, and methanol as well as valuable chemical outputs. When derived from natural gas, these fuels are incrementally cleaner than conventionally produced oil-based fuels.

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Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the ongoing effects of the pandemic on delays and orders regarding Greenway’s proprietary gas-to-liquids system, potential business developments and future interest in our clean fuel technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of the JV with the University of Texas at Arlington, and the ongoing impact of the pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Raymond Wright

Greenway Technologies, Inc.

raymond.wright@gwtechinc.com

For more information, visit GWTI’s website: www.gwtechinc.com

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